Exhibit 10.2

ABX Air Announces Amendment of Hub and

Line-Haul Services Agreement with DHL

WILMINGTON, Ohio – August 9, 2005 – ABX Air, Inc. (NASDAQ: ABXA) reported today that it has agreed to amend its Hub and Line-Haul Services Agreement (“the Hub Services Agreement”) to extend the initial term of the Hub Services Agreement in exchange for temporarily placing more of its revenue potential under a cost-related incentive. The Hub Services Agreement was amended as summarized below:

•	The initial term of the Hub Services Agreement was extended for one year such that it will not be subject to annual renewals until August 15, 2007.

•	During the last six months of 2005, the base mark-up under the Hub Services Agreement will be reduced from 1.75% to 1.25%. In 2006, the base-mark-up will revert to the previous level of 1.75%.

•	The maximum incremental mark-up that ABX Air can earn from costs incurred during the third and fourth quarters of 2005 from its quarterly cost-related incentives under the Hub Services Agreement will be increased from approximately 0.54% to 1.04%. In 2006, the maximum incremental mark-up under the Hub Services Agreement from the quarterly cost-related incentive will revert to the previous level of approximately 0.54%. The amendment does not impact the annual cost-related and service incremental mark-up incentives under the Hub Services Agreement.

The Hub Services Agreement covers package handling, sorting, warehousing, line-haul logistics and maintenance services that ABX Air provides to DHL on a cost-plus basis in Wilmington and at 18 other regional sorting hubs throughout the U.S. The Hub Services Agreement had an initial term of three years, with automatic one-year renewals unless a ninety-day notice of non-renewal is given. This amendment increases the initial term by one year. The Hub Services Agreement, as amended, continues to allow DHL to terminate specific services upon providing sixty-days notice.

ABX Air also has an aircraft, crew, maintenance and insurance (ACMI) Agreement with DHL, under which it provides air cargo transportation services. The changes noted above do not affect the ACMI Agreement, which is a seven-year agreement that automatically renews for an additional three years, unless a one-year notice of non-renewal is given.

“Extending the Agreement with DHL for an additional year allows us to make the necessary investments in our operations to support their rapid expansion and growth,” stated President and CEO, Joe Hete. As previously disclosed, ABX Air’s labor costs incurred under the Hub Services Agreement during the first quarter of 2005 were higher than budgeted. Additional labor cost increases are likely this fall as ABX Air expands its workforce to support the consolidation of DHL’s primary U.S. sorting facilities in Wilmington. “This amendment serves in part to address issues that our largest customer has raised with respect to the elevated costs in our first quarter results and the additional costs anticipated to occur as the hub integration process is completed. Amending the Hub Services Agreement to make more of our future revenue contingent upon cost management will serve to better align our objectives with that of our customer during the critical hub integration,” added Hete.

ABX Air projects that its revenues from base mark-up will be approximately $1.4 million less during the last six months of 2005 than they would have been prior to the amendment. ABX Air will have an opportunity to earn back a portion of this reduction in its base mark-up by improving upon budgeted costs during the third and fourth quarters of 2005. However, ABX Air’s ability to achieve incremental mark-up from the quarterly cost incentives is unknown, and management believes it unlikely that a majority of the $1.4 million in base mark-up reduction will be earned back.

ABX Air, Inc. is a cargo airline with a fleet of 115 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX Air became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express (USA), Inc., ABX Air provides charter and maintenance services to a diverse group of customers. With over 9,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.